EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman, President and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2007

LOS ANGELES, California (July 30, 2007) - Ducommun Incorporated (NYSE: DCO) today reported results for its second quarter ended June 30, 2007.

Sales for the second quarter of 2007 were $91.1 million, compared to $77.5 million for the second quarter of 2006. Net income for the second quarter of 2007 was $4.6 million, or $0.44 per diluted share, compared to net income of $3.2 million, or $0.31 per diluted share, for the same period last year.

Sales for the second quarter of 2007 increased 18% from the same period last year primarily due to a strong increase in commercial sales. The Company’s mix of business in the second quarter of 2007 was approximately 61% military, 37% commercial and 2% space, compared to 67% military, 32% commercial and 1% space in the second quarter of 2006.

Gross profit, as a percentage of sales, increased to 21.7% in the second quarter of 2007 from 19.7% in the second quarter of 2006. Selling, general and administrative (SG&A) expenses, as a percentage of sales, increased to 13.3% in the second quarter of 2007 from 12.4% in the second quarter of 2006. The increase in SG&A expenses, as a percentage of sales, was primarily the result of higher bonus accruals in 2007 and the expenses of the CMP business which was acquired in the third quarter of 2006.

Net income for the second quarter of 2007 increased 44% from the second quarter of 2006 primarily due to the reasons stated above and a lower effective tax rate, partially offset by higher interest expense in the second quarter of 2007. The Company’s effective tax rate for the second quarter of 2007 was 33.7% compared to 36.3% in the second quarter of 2006.

Sales for the first six months of 2007 were $179.2 million, compared to $149.6 million for the first six months of 2006. Net income for the first six months of 2007 was $8.4 million, or $0.80 per diluted share, compared to net income of $5.9 million, or $0.58 per diluted share, for the comparable period last year.

Sales for the first six months of 2007 increased 20% from the same period last year primarily due to a strong increase in commercial sales. The Company’s mix of business in the first six months of 2007 was approximately 61% military, 37% commercial and 2% space, compared to 67% military, 32% commercial and 1% space in the first six months of 2006.

Gross profit, as a percentage of sales, increased to 21.4% in the first six months of 2007 from 19.9% in the first six months of 2006. SG&A expenses, as a percentage of sales, increased to 13.6% in the first six months of 2007 from 12.9% in the first six months of 2006. The increase in SG&A expenses, as a percentage of sales, was primarily the result of higher bonus accruals in 2007 and the expenses of the WiseWave and CMP businesses which were acquired in the second and third quarters of 2006, respectively.

Net income for the first six months of 2007 increased 41% from the first six months of 2006 primarily due to the reasons stated above and a lower effective tax rate, partially offset by higher interest expense in the first six months of 2007. The Company’s effective tax rate for the first six months of 2007 was 33.0% compared to 36.5% in the first six months of 2006.

Joseph C. Berenato, chairman, president and chief executive officer, stated, “We continue to benefit from healthy aerospace markets and the success of our Lean and Six Sigma initiatives. As a result, we are enjoying growth in new business opportunities and a broadening of our customer base. We expect to complement this internal growth with continuing acquisitions which will help us enhance our product offering and increase our design and manufacturing engineering capabilities. We are driving Ducommun forward through our key initiatives of One Company, Operational Excellence and Profitable Growth in order to become a global partner to our key customers. Our recently announced manufacturing facility in Guaymas, Mexico will complement our Thailand facility and is a further indication of our efforts to support our customer base.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman, president and chief executive officer, and Gregory A. Hann, the Company’s vice president, chief financial officer and treasurer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866-202-3048 (international 617-213-8843) approximately ten minutes prior to the conference time stated above. The participant passcode is 68596280. Mr. Berenato and Mr. Hann will be speaking on behalf of the company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended June 30, 2007 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Net Sales	$91,104,000	$77,480,000	$179,156,000	$149,638,000

Operating Costs and Expenses:
Cost of Goods Sold	71,310,000	62,255,000	140,885,000	119,896,000
Selling, General & Administrative Expenses	12,134,000	9,599,000	24,360,000	19,235,000

Total	83,444,000	71,854,000	165,245,000	139,131,000

Operating Income	7,660,000	5,626,000	13,911,000	10,507,000
Interest Expense	(765,000)	(649,000)	(1,417,000)	(1,164,000)
Income Tax Expense	(2,324,000)	(1,809,000)	(4,123,000)	(3,413,000)

Net Income	$4,571,000	$3,168,000	$8,371,000	$5,930,000

Earnings Per Share:
Basic Earnings Per Share	$0.44	$0.31	$0.81	$0.58
Diluted Earnings Per Share	0.44	0.31	0.80	0.58

Weighted Averaged Number of
Common Shares Outstanding:
Basic	10,361,000	10,222,000	10,331,000	10,178,000
Diluted	10,474,000	10,312,000	10,436,000	10,266,000

- more -

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	(Unaudited) June 30, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	559	378
Accounts receivable, less allowance for doubtful accounts	45,504	42,658
Unbilled receivables	3,883	3,482
Inventories	74,877	64,587
Deferred income taxes	6,099	6,116
Other current assets	4,889	5,521

Total Current Assets	135,811	122,742
Property and Equipment, Net	54,030	52,987
Goodwill, Net	106,632	106,628
Other Assets	13,431	14,676

	$309,904	$297,033

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$1,851	$1,196
Accounts payable	22,040	32,948
Accrued liabilities	32,207	33,243

Total Current Liabilities	56,098	67,387
Long-Term Debt, Less Current Portion	39,918	29,240
Deferred Income Taxes	5,477	6,670
Other Long-Term Liabilities	9,900	6,711

Total Liabilities	111,393	110,008

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	104	103
Additional paid-in-capital	49,107	46,320
Retained earnings	150,941	142,760
Accumulated other comprehensive loss	(1,641)	(2,158)

Total Shareholders’ Equity	198,511	187,025

	$309,904	$297,033

###